EXHIBIT 99.1

Oilsands Quest Appoints

Garth Wong as Chief Financial Officer

Amex: BQI

CALGARY, Feb. 4 /CNW/ - Oilsands Quest Inc. (Amex: BQI - News) today announces the appointment of Garth Wong CA, as Chief Financial Officer of the company effective February 23, 2009. Mr. Wong replaces Karim Hirji who is stepping down as previously announced. Mr. Hirji will continue to consult to the company.

The company is pleased that Mr. Wong has joined us as the new Chief Financial Officer. Most recently, he was a Principal and Vice President of Sokol Developments Inc., a private real estate company involved in the development of commercial and residential properties in Calgary. Prior to that, Mr. Wong served as Vice President and Comptroller for TransAlta Corporation, Canada's largest investor-owned wholesale power generator and marketing company, where he was responsible for financial reporting, planning, taxation and budgeting, as well as financial systems and processes.

Mr. Wong has a Bachelor of Commerce degree from the University of Calgary and holds a professional designation as a Chartered Accountant (Alberta). Additional industry experience includes 18 years of increasing accounting and financial responsibilities with Union Pacific Resources Inc. (formerly Norcen Energy Resources) and KPMG LLP.

Mr. Wong will have overall responsibility for all financial matters of the company including, financings, accounting, reporting, treasury, tax and auditing. He will report to Jamey Fitzgibbon, Oilsands Quest President and COO.

"We are very excited to have Garth join our senior management team as CFO," said Jamey Fitzgibbon. "Garth brings a wealth of skills in both finance and business development which will enhance our already strong management team."

The company would like to thank Mr. Hirji for his contributions, as he played a significant role in the development of the company.

"Karim has been with Oilsands Quest since its inception. He provided strong leadership and was instrumental to our growth," said Christopher H. Hopkins, Chief Executive Officer of Oilsands Quest. "I would personally like to thank Karim for his contribution to the company, and for his efforts which have and will continue to benefit our shareholder's interests."

ABOUT OILSANDS QUEST

Oilsands Quest Inc. (www.oilsandsquest.com) is aggressively exploring Canada's largest holding of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

For further information

Paul K. O'Donoghue, MBA, Vice President, Investor Relations and Corporate Planning, Email: ir@oilsandsquest.com, Investor Line: (403) 263-1623

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Source: Oilsands Quest Inc.